Exhibit 10.an

CONSULTING AND NONCOMPETITION AGREEMENT

This CONSULTING AND NONCOMPETITION AGREEMENT (this “Consulting Agreement”) is entered into as of this 1st day of December, 2003 by and among James J. Pennetti (the “Executive”), Unizan Bank, National Association (the “Bank”), and Unizan Financial Corp. (the “Corporation”).

WHEREAS, the Executive has until the date of this Consulting Agreement served as Executive Vice President, Secretary, and Chief Financial Officer of the Bank and the Corporation,

WHEREAS, effective as of the date of this Consulting Agreement the Executive’s service as Executive Vice President, Secretary, and Chief Financial Officer of the Bank and the Corporation is terminating,

WHEREAS, the Executive and the Corporation are parties to a Severance Agreement dated as of August 1, 2002 (the “Severance Agreement”), and the Executive and the Bank are parties to an Amended Salary Continuation Agreement also dated as of August 1, 2002 (the “SERP”),

WHEREAS, the Severance Agreement and the SERP provide that the Executive shall be entitled to cash severance and other benefits as a result of termination of the Executive’s service,

WHEREAS, the Corporation, the Bank, and the Executive desire to memorialize in this Consulting Agreement the cash severance and other benefits payable to the Executive under the Severance Agreement and the SERP,

WHEREAS, the Executive is familiar with the Corporation’s and the Bank’s business, operations, properties, and prospects, the Executive has extensive banking experience in the market areas served by the Corporation and the Bank, and the Executive has made significant contributions to the profitability, growth, and financial strength of the Corporation and the Bank,

WHEREAS, the Executive’s services are of a special, unique, and unusual character with distinctive value, and the Corporation and the Bank therefore desire to maintain access to the Executive’s knowledge, judgment, and experience,

WHEREAS, the Corporation, the Bank, and the Executive desire that the Executive continue after the effective date of this Consulting Agreement to render consulting services to the Corporation and the Bank in accordance with the terms and conditions set forth herein,

NOW, THEREFORE, in consideration of these premises, the mutual promises and covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Corporation, the Bank, and the Executive hereby agree as follows.

1.  CONSULTING SERVICES.    The Executive hereby agrees to provide such consulting and other relevant services and advice as the Corporation shall reasonably request, which may include consulting and advisory services rendered to the Corporation, to the Bank, or to a company controlled by the Corporation or the Bank. The Executive shall devote his best efforts to performance of his duties hereunder, and shall in a timely manner commit and make available sufficient time to provide the services reasonably requested by the Corporation.

The relationship between the Corporation and the Executive is that of client and independent contractor. The Corporation does not assume, and specifically disclaims, any obligations of an employer to an employee that may exist under applicable law. The Executive shall not have any of the rights of an employee and specifically waives any and all such rights. The Executive hereby agrees to take any and all such actions as the Corporation may reasonably request to establish that no employment relationship exists. The Executive shall be treated as an independent contractor for all purposes of federal, state, and local income taxes and payroll taxes.

2.  CONSULTING COMPENSATION.    In consideration of the Executive’s promise to render consulting and advisory services, the Executive shall be entitled to (a) a lump sum payment in the amount of $100,000, payable on or before December 15, 2003, and (b) for actual consulting and advisory services performed at the Corporation’s request, compensation at the rate of $119 for each full hour of services rendered and a proportionate amount for any increment less than an hour. By the end of any week in which the Executive performs consulting or advisory services at the Corporation’s request, the Executive shall present to the Corporation a statement showing services rendered and the amount of time expended, in increments of a quarter hour. Compensation for services rendered shall be payable at the same time as the Bank’s regular payroll. The Executive shall also be entitled to reimbursement for all reasonable and necessary business expenses incurred in the performance of consulting and advisory services under this Consulting Agreement, provided such expenses are incurred and accounted for in accordance with the policies and procedures established from time to time by the Corporation.

3.  SEVERANCE BENEFITS.

(a)  Cash Benefits.    The Corporation, the Bank, and the Executive acknowledge and agree that the cash severance and other benefits payable to the Executive under the Severance Agreement and the SERP shall consist of cash in the amount of $547,741 payable under section 2(a)(1) of the Severance Agreement, cash in the amount of $11,520 payable under section 2(a)(2) of the Severance Agreement, cash in the amount of $652,190 payable under section 2.4 of the SERP, and cash in the amount of $638,254 payable as an excise tax gross-up payment under the Severance Agreement and the SERP. The aggregate amount of $1,849,705 shall be paid to the Executive on or before December 15, 2003 in a single lump sum, discharging in full the Corporation’s and the Bank’s obligations under the SERP and under sections 2(a)(1) and 2(a)(2) of the Severance Agreement. Upon payment to the Executive of cash in the aggregate amount of $1,849,705, the Executive agrees that the SERP shall be terminated and of no further force or effect, and the Executive hereby waives any other rights or benefits he may have had under the terms of the SERP.

(b)  Exercise of Stock Options.    The Executive holds options to acquire 150,152 shares of the Corporation’ common stock, which were granted to him under one or more of the Corporation’s stock option plans. All of the stock options held by the Executive shall from and after the date of this Consulting Agreement be exercisable and vested, regardless of any contrary vesting or exercisability schedule set forth in the stock option plan or plans or in the Executive’s stock option award agreement or agreements. All of the Executive’s stock options may be exercised in whole or in part at any time or from time to time until January 5, 2005, regardless of any contrary option expiration schedule set forth in the stock option plan or plans or in the Executive’s stock option award agreement or agreements, but the stock options may be exercised solely by the Executive and shall not be transferred by the Executive.

(c)  Attorneys’ Fees.    The Corporation hereby agrees to pay for attorneys’ and related fees, costs, and expenses incurred by the Executive as the result of entering into this Consulting Agreement. The fees and expenses of counsel selected by the Executive shall be paid or reimbursed to the Executive by the Corporation upon presentation by the Executive of a statement or statements prepared by the Executive’s counsel in accordance with counsel’s customary practices.

(d)  Other Benefits.    This Consulting Agreement supersedes the SERP, but it does not affect any other vested rights the Executive may have under any other benefit agreement or benefit plan to which the Executive is a party or in which the Executive participated on the effective date of this Consulting Agreement, including the Bank’s Amended Group Term Carve Out Plan. As a consultant and independent contractor, the Executive shall have no right to participate in any benefit plans or arrangements of the Corporation, the Bank, or any company controlled by the Corporation or the Bank, including but not limited to any qualified or non-qualified deferred compensation or retirement plan, any stock option, appreciation right, phantom stock, or restricted stock plan, or any other equity participation plan, any bonus, incentive, or other cash compensation plan, and any sick leave, severance pay, holiday, or other fringe benefit program of any name or nature whatsoever. The Executive expressly waives the right to participate in, or receive benefits under, all such plans, programs, or arrangements.

4.  TERM OF THIS CONSULTING AGREEMENT.    The term of this Consulting Agreement shall commence on December 1, 2003 and end on November 30, 2004. This Consulting Agreement shall terminate before the end of its term if the Executive dies before the end of the term.

5.1  RESTRICTED ACTIVITIES.

(a)  Noncompete Payment.    In consideration of the benefits to be derived by the Executive under this Consulting Agreement, and for the additional consideration of cash in the amount of $250,000 to be paid on or before December 15, 2003, the Executive hereby agrees that he shall not directly or indirectly, whether for his own account or for the account of any other person, firm, corporation, or other business organization, compete with the Corporation by:

(1) providing Banking Services (as defined below) on behalf of any other business organization in the capacity of director, manager, partner, or executive officer with policy making authority, including but not limited to principal executive officer, principal financial or accounting officer, principal operating or administrative officer, or other executive officer capacity, or

(2) providing Banking Services to any Client (as defined below), or

(3) making any statement or taking any actions that, in the sole judgement of the Corporation, interfere with the Corporation’s business relationships with any Client, including but not limited to any statements that are harmful to the reputation of the Corporation or the Corporation’s standing in the communities it serves, or

(4) except on behalf of the Corporation as may be requested by the Corporation, making contact either directly or indirectly with any Client or inducing or encouraging any Client to enter into any business relationship with any person, firm, corporation, or other business organization other than the Corporation relating to Banking Services or banking business of any type, or

(5) enticing or encouraging any person employed by or associated with the Corporation as an employee, officer, director, manager, salesperson, consultant, independent contractor, representative, or other agent to serve as an employee, officer, director, manager, salesperson, consultant, independent contractor, representative, or other agent of any person, firm, corporation, or other business organization other than the Corporation, or

(6) taking any actions that may interfere with the Corporation’s property rights in lists of clients or otherwise diminish the value of such lists to the Corporation.

For purposes of section 5 as a whole, including this section 5.1, the term “Corporation” includes not only Unizan Financial Corp. but also any subsidiary identified in Unizan Financial Corp.’s Form 10-K Annual Report, Part I, Item 1 (Business), and any other company whose accounts are consolidated with those of Unizan Financial Corp. according to the principles of consolidation stated in the notes to Unizan Financial Corp.’s audited, consolidated financial statements included in Unizan Financial Corp.’s Form 10-K Annual Report for the year ended December 31, 2002 or to be included in Unizan Financial Corp.’s Form 10-K Annual Report for the year ended December 31, 2003.

The noncompetition covenant contained in this section 5.1(a) shall expire at the end of the term of this Consulting Agreement.

(b)  Definition of Banking Services and Client.    For purposes of this Consulting Agreement, the term “Banking Services” means retail or commercial banking business, asset and trust management, wealth management, investment services, and all other services that are actually provided by the Corporation. Banking Services that are not in competition with the Corporation shall not be subject to this section 5.1, whether because they consist of services that the Corporation does not provide or because they consist of services rendered in a market in which the Corporation conducts no business.

For purposes of this Consulting Agreement, the term “Client” means all persons or entities who were clients of the Corporation on the effective date of this Consulting Agreement or who have been clients of the Corporation since December 1, 2001, as well as any persons or entities the Executive knows have been identified as potential clients by the Corporation. However, the term “Client” excludes any member of the Executive’s immediate family, as defined under Rule 16a-1 of the Securities Exchange Act of 1934, or any trust of which the Executive or any member of his immediate family is a trustee or beneficiary.

(c)  Permitted Banking Services.    Anything in this section 5 to the contrary notwithstanding, the Executive shall not be prohibited from serving as an employee or associating in any way with an organization of any type, whether it provides Banking Services or other products or services and regardless of whether it competes with the Corporation, if the Executive does not serve as a director, manager, partner, or executive officer with that other organization, provided that the Executive nevertheless makes available sufficient time to provide the services reasonably requested by the Corporation under this Consulting Agreement.

5.2  PERIOD OF TIME AND SCOPE.    The Executive and the Corporation agree that the period of time and the scope applicable to the covenant contained in section 5.1 are reasonable and necessary to protect the legitimate business interests of the Corporation. The Executive agrees that section 5.1 does not unduly limit the Executive’s ability to obtain employment or otherwise earn a living at the same general level of economic benefit as anticipated by this Consulting Agreement. However, if section 5.1 is held to be unreasonable in any judicial or other dispute resolution proceeding, then the period of time or scope shall be reduced as necessary so that section 5.1 may be enforced to the full extent possible.

5.3  UNDERSTANDINGS.    It is understood by and between the parties hereto that the covenants by the Executive stated in section 5 as a whole are an essential element of this Consulting Agreement and that, but for the agreement of the Executive to comply with such covenants, the Corporation would not have entered into this Consulting Agreement. The Corporation and the Executive have independently consulted with their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Corporation.

6.1  NON-DISCLOSURE.    The Executive covenants and agrees that he will not reveal to any person, firm, or corporation any confidential information of any nature concerning the

Corporation, its business, or anything connected therewith. As used in this section 6, the term “Corporation” has the more expansive definition given in section 5.1(a), and the term “confidential information” means all of the Corporation’s confidential and proprietary information and trade secrets in existence on the date hereof or at any time during the term of this Agreement, including but not limited to:

(a) the whole or any portion or phase of any business plans, financial information, purchasing data, supplier data, accounting data, or other financial information, and

(b) the whole or any portion or phase of any research and development information, design procedures, algorithms, or processes or other technical information, and

(c) the whole or any portion or phase of any marketing or sales information, sales records, customer lists, prices, sales projections, or other sales information, and

(d) trade secrets, as defined from time to time by the laws of the State of Ohio.

Notwithstanding the foregoing, confidential information excludes information that—as of the date hereof or at any time after the date hereof—is published or disseminated without obligation of confidence or that becomes a part of the public domain by or through action of the Corporation or otherwise than by or at the direction of the Executive.

6.2  RETURN OF MATERIALS.    The Executive agrees to deliver or return to the Corporation upon expiration of this Consulting Agreement or as soon thereafter as possible all written information and any other similar items furnished by the Corporation or prepared by the Executive in connection with his services hereunder. The Executive will retain no copies thereof after termination of this Consulting Agreement.

6.3  INJUNCTIVE RELIEF.    The Executive acknowledges that it is impossible to measure in money the damages that will accrue to the Corporation if the Executive fails to observe the obligations imposed on him by this section 6. Accordingly, if the Corporation institutes an action to enforce the provisions hereof, the Executive hereby waives the claim or defense that an adequate remedy at law is available to the Corporation, and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists.

6.4  SURVIVAL OF COMMON LAW PROTECTION.    During and after the term of this Consulting Agreement, in addition to the protection given to the Corporation’s confidential information by this Consulting Agreement, the Corporation’s confidential information shall be entitled to all such protections as may be available under applicable law, and the Corporation may seek to enforce any of its rights with respect thereto.

6.5  RIGHTS AND OBLIGATIONS SURVIVE TERMINATION OF THE AGREEMENT.    The rights and obligations set forth in section 6.1 through this section 6.5 shall survive termination of this Consulting Agreement, and shall be enforceable following such termination. Without intending to limit the remedies available to the Corporation, the Executive agrees that damages at law will be an insufficient remedy to the Corporation if the Executive violates any of the terms in sections 6.1 through this section 6.5, and that the Corporation may apply for and is entitled to injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of, or otherwise to specifically enforce, any of the covenants of sections 6.1 through 6.5.

7.  SUCCESSORS AND ASSIGNS.    Without written consent of the other party, none of the Corporation, the Bank, or the Executive shall assign, transfer, or delegate this Consulting Agreement or any rights or obligations under this Consulting Agreement except as expressly permitted herein. This Consulting Agreement shall be binding upon the parties hereto and their heirs, personal representatives, successors, and permitted assigns. This Consulting Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees.

8.  GOVERNING LAW, JURISDICTION, AND FORUM.    This Consulting Agreement shall be construed under and governed by the internal laws of the State of Ohio without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Ohio or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Ohio.

9.  ENTIRE AGREEMENT.    This Consulting Agreement sets forth the entire agreement of the parties with respect to the subject matter contained herein, and any oral or written statements, representations, agreements, or understandings made or entered into before or at the same time as execution of this Consulting Agreement are hereby rescinded, revoked, and rendered null and void.

10.  NOTICES.    Any notice required or permitted under this Consulting Agreement shall be deemed to have been effectively made or given if in writing and personally delivered, delivered by mail properly addressed in a sealed envelope, postage prepaid, or sent by facsimile. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Corporation at the time of the delivery of such notice, and properly addressed to the Corporation if addressed to Unizan Financial Corp., 220 Market Avenue South, Canton, Ohio, 44702, Attention: President and Chief Executive Officer.

11.  SEVERABILITY.    In the case of conflict between any provision of this Consulting Agreement and any statute, law, regulation, or judicial precedent, the affected provisions of this Consulting Agreement shall be curtailed and limited solely to the extent necessary to bring them within the requirements of law. If any provision of this Consulting Agreement is held by a court of competent jurisdiction to be indefinite, invalid, void, voidable, or otherwise unenforceable, the balance of this Consulting Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intentions of the parties or would result in an injustice.

12.  CAPTIONS AND COUNTERPARTS.    The captions in this Consulting Agreement are solely for convenience. The captions in no way define, limit, or describe the scope or intent of this Consulting Agreement. This Consulting Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

13.  AMENDMENT AND WAIVER.    This Consulting Agreement may not be amended, released, discharged, abandoned, changed, or modified in any manner, except by an instrument in writing signed by each of the parties hereto. The failure of any party hereto to enforce at any time any of the provisions of this Consulting Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Consulting Agreement or any part thereof or the right of any party thereof to enforce each and every such provision. No waiver or any breach of this Consulting Agreement shall be held to be a waiver of any other or subsequent breach.

14.  ARBITRATION.    Any dispute or controversy arising under or in connection with this Consulting Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

15.  SECRECY.    The Executive agrees that apart from discussions with his personal counsel and his immediate family, whom he will ask not to divulge the terms of this Consulting Agreement, he will not disclose, publicize, or discuss the terms of this Consulting Agreement with anyone within or outside of the Corporation unless required by subpoena or any other legal compulsion, and he will give immediate notice to the Corporation of the receipt of any subpoena or other legal document which might call upon him to disclose the contents of this Consulting Agreement.

16.  NO WITHHOLDING.    The Executive acknowledges that all payments to be made hereunder will be made without any deduction by the Corporation for federal, state, and local payroll, withholding, and social security taxes, or any unemployment and workers’ compensation insurance costs, all of which taxes and deductions shall remain the exclusive responsibility of the Executive.

17.  MEDICARE SELF-EMPLOYMENT TAX INDEMNIFICATION.    The Corporation hereby agrees to indemnify the Executive in the event the $100,000 lump sum payment for the consulting services made to him by the Corporation are, upon examination by the Internal Revenue Service, deemed to be subject to the Medicare portion of the self-employment tax on the Executive’s personal income tax return for the year in which the payments are made. If the Executive is assessed for this tax, the Corporation shall pay to the Executive the amount necessary to provide the Executive with the funds to pay such assessment after paying all such income taxes on the indemnification payment.

IN WITNESS WHEREOF, the parties have caused this Consulting Agreement to be duly executed as of the date first written above.

EXECUTIVE	UNIZAN FINANCIAL CORP.

By:

James J. Pennetti		Roger L. Mann
		Its:	President and Chief Executive Officer

UNIZAN BANK, NATIONAL ASSOCIATION

By:

James H. Nicholson
		Its:	President and Chief Executive Officer